Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 24th day of August, 2007, between Depomed, Inc., a California corporation (the “Company”) and John W. Fara, Ph.D. (“CONSULTANT”).

THE PARTIES AGREE AS FOLLOWS:

1.             Consultancy.  CONSULTANT shall serve as a Consultant to the Company for a period commencing on the date of this Agreement and concluding on the date set forth in Schedule A hereto.  The period during which CONSULTANT shall serve as a Consultant to the Company pursuant to this Agreement shall constitute the “Consulting Period”.

2.             Duties.  CONSULTANT shall serve as a consultant to the Company in the activities of the Company set forth in Schedule A, or as otherwise requested by the chief executive officer of the Company.  In the performance of such duties, CONSULTANT shall consult with the Company up to the number of hours per month set forth at Schedule A, which consulting will take place at such places and at such times as the Company and CONSULTANT mutually agree.

3.             Compensation; Stock Options; Change in Control.

3.1.          Compensation.  Subject to the provisions of Section 4.3 below, the Company agrees to pay CONSULTANT, and CONSULTANT agrees to accept for CONSULTANT’s services under this Agreement, consulting fees (the “Consulting Fees”) as set forth in Schedule A.  Through December 31, 2008, CONSULTANT will not be entitled to any additional cash compensation for his service as a member of the Company’s Board of Directors while he is receiving fees pursuant to this Agreement.

3.2.          Stock Options.  The parties acknowledge that, subject to the provisions of Section 4.3 below, any stock options to purchase the common stock of the Company (“Company Options”) held by CONSULTANT will continue to vest during the Consulting Period in accordance with the terms of such Company Options.

3.3.          Change in Control.  In the event that a Change in Control (as defined below) occurs during the Consulting Period:  (a) 100% of CONSULTANT’s unvested options to purchase shares shall become immediately vested on the date of such Change in Control; and (b) CONSULTANT shall receive, on the date the Change in Control occurs and in lieu of any further monthly payments set forth in Schedule A, a lump sum payment equal to the remainder of (x) $340,000, minus (y) the sum of all payments received under this Agreement by CONSULTANT prior to the date of the Change in Control (if such remainder is a positive number).  For purposes of this Agreement, “Change in Control” shall mean any event so determined by the Company’s Board of Directors pursuant to Section 10.4 of the Company’s 2004 Equity Incentive Plan.

3.4.          COBRA.  Through December 31, 2008, the Company shall continue to pay (or reimburse Consultant for) its portion of the health insurance benefits provided to CONSULTANT immediately prior to the commencement of the Consulting Period pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Consulting Period, or the date upon which CONSULTANT is no longer eligible for such COBRA or other benefits under applicable law.

3.5.          Insurance.  Through December 31, 2008, the Company will reimburse CONSULTANT for premiums paid by CONSULTANT in respect of a life insurance policy comparable to the life insurance policy provided to CONSULTANT prior to his retirement from the Company, with a coverage amount of up to $550,000.

4.             Other Employment.

4.1.          Other Affiliation.  CONSULTANT represents that he is not a party to any existing agreement that would prevent him from entering into this Agreement, and that CONSULTANT is not a party to any agreement with third parties which may restrict his consulting activities on behalf of the Company or obligate CONSULTANT to assign inventions. The Company understands and agrees that during the Consulting Period CONSULTANT may be retained by other companies, corporations, and/or commercial enterprises which are not engaged in the design, development, manufacture, or marketing of products in the area of the Company’s business or field of interest.  CONSULTANT agrees to inform the Company of any such agreement immediately.  CONSULTANT agrees to use his best efforts to segregate work done under this Agreement from all work done at, or for, any such company, corporation, and/or other commercial enterprise.  In any dealings with any such company, corporation, and/or other commercial enterprise, CONSULTANT shall protect and guard the Company Confidential Information in accordance with the terms of this Agreement.

4.2.          Conflict of Interest.  CONSULTANT warrants that he is not obligated under any other consulting, employment, or other agreement which would affect the Company’s rights or CONSULTANT’s duties under this Agreement other than those referred to in Section 4.1.

5.             Confidentiality.

5.1.          Protection of Information and Scientific Publications.  CONSULTANT shall hold all the Company Confidential Information (as defined below) in confidence and shall not disclose Confidential Information to any unauthorized person.  Except as required in his duties for the Company, CONSULTANT will never directly or indirectly use, disseminate, disclose, lecture upon, or publish articles concerning, Confidential Information or remove Confidential Information from the Company’s premises.

5.2.          Records.  CONSULTANT agrees to keep separate and segregated from other work all documents, records, notebooks and correspondence which directly relate to his work under this Agreement.

5.3.          Company Property.  All notes, memoranda, reports, drawings, manuals, materials, files, samples, products, data, and any papers or records of every kind which are or shall come into CONSULTANT’s possession at any time during the Consulting Period related to the business of the Company shall be the sole and exclusive property of the Company, whether or not such items are Confidential Information.  This property shall be surrendered to the Company upon termination of the Consulting Period or upon request of the Company at any time either during or after the termination of the Consulting Period, and no copies, notes, or excerpts thereof shall be retained.

5.4.          Information of Others.  CONSULTANT will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information.  CONSULTANT will not, during his consulting with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

5.5.          Computers; Telephone Line.  During the Consulting Period, CONSULTANT will continue to have access to Company computers in his possession, and to his current home office telephone service, for the provision of consulting services under this Agreement.

6.             Inventions.

6.1.          Company Property.  All Inventions (as defined below) made, conceived, or completed by CONSULTANT, individually or in conjunction with others, resulting from work or consulting services performed by CONSULTANT on behalf of the Company or from access to the Company Confidential Information or property, whether or not patentable, copyrightable, or qualified for mask work protection, shall be the sole and exclusive property of the Company and to the extent permitted by law shall be “works made for hire.”  CONSULTANT hereby assigns and agrees to assign to the Company or its designee, without further consideration, his entire right, title, and interest in and to all Inventions, other than those protected by Section 2870 of the California Labor Code, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions.

6.2.          Technical Information, Copyrights, Patents.  CONSULTANT shall, without royalty or any other further consideration to CONSULTANT therefore, but at the expense of the Company:

6.2.1.       Disclosure.  As promptly as known or possessed by CONSULTANT, disclose to the Company all information with respect to any Inventions whether or not such Invention qualifies under Section 2870 of the California Labor Code.

6.2.2.       Copyright and Patent Applications.  Whenever requested to do so by the Company, promptly execute and assign any and all applications, assignments and other instruments which the Company shall deem necessary to apply for and obtain copyrights, letters patent, or mask work rights in the United States and in foreign countries, for all Inventions, and convey to the Company or to the Company’s nominee the sole and exclusive right, title and interest in and to said Inventions or copyrights, mask work rights, patents, or applications for any of the foregoing.

6.2.3.       Legal Proceedings.  Whenever requested to do so by the Company, deliver to the Company evidence for interference purposes or other legal proceedings and testify in any administrative or other legal proceedings which relates to any matters on which CONSULTANT has provided services to the Company.

6.3.          Excluded Inventions.  Nothing contained in this Agreement shall affect the rights or obligations of CONSULTANT with respect to any Inventions protected by Section 2870 of the California Labor Code.  Attached as Schedule B is a list of all inventions, improvements, and original works of authorship related to the Company’s business that are excluded from this Agreement.

7.             Termination.  The Consulting Period may be terminated by the Consultant upon 30 days’ written notice to the Company.  The Consulting Period may not be terminated by the Company.

8.             Survival of Certain Agreements.  The covenants and agreements set forth in paragraphs 3, 5 and 6 shall survive the Consulting Period and remain in full force and effect regardless of such termination and payment shall continue for the original term of the Agreement.

9.             Notice.  Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, and addressed to the other party at the following address, or such address as may be designated in accordance herewith:

To the Company:	Depomed, Inc.
1360 O’Brien Drive
Menlo Park, CA 94025
Attention: President

To CONSULTANT:	at the address set forth at Schedule A

10.           Binding Effect.  This Agreement shall be binding upon CONSULTANT, and, except as regards personal services, upon CONSULTANT’s heirs, personal representatives, executors and administrators, and shall inure to the benefit of the Company, its successors and assigns.

11.           Enforcement.  If any provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable to the maximum extent possible.

12.           Amendment.  This Amendment may be modified or amended only by mutual written consent of the parties.

13.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

14.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

15.           Entire Agreement.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof.

16.           Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of CONSULTANT’s rights hereunder shall inure to the benefit of, and be enforceable by, CONSULTANT’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.           Definitions.  For the purposes of this Agreement:

17.1.        “Confidential Information” shall mean information disclosed to CONSULTANT as a consequence of or through performance of services for the Company, its subsidiaries or affiliates, whether or not related to his specific work at the Company.  Confidential Information includes all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise.  Confidential Information includes Inventions (as defined in Section 17.2), know-how, data, financial information and forecasts, product plans, marketing plans and strategies, and customer lists.  Information shall be considered, for purposes of this Agreement, to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or agreements entered into by the Company or any of its affiliates.  For the purposes of this Agreement, information shall not be considered confidential to the extent that such information is or becomes, through no fault of CONSULTANT, part of the public domain, or such information is lawfully furnished to CONSULTANT by a third party without restriction or disclosure.

17.2.        “Inventions” shall mean any and all inventions, concepts, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, and improvements.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

CONSULTANT:	DEPOMED, INC.

/s/ John W. Fara, Ph.D.	By:	/s/ Matthew M. Gosling
John W. Fara, Ph.D.		Matthew M. Gosling
Vice President and General Counsel

SCHEDULE A

to Consulting Agreement

1.                                       Name of Consultant:            John W. Fara, Ph.D.

2.                                       Address of Consultant for Notice:

3.                                       Term of Consulting Period:  August 28, 2007 – December 31, 2009.

4.                                       Duties of Consultant:          To consult in areas associated with the Company’s business (including without limitation product development, business development and investor relations) as requested by the Company’s chief executive officer then in office.

5.                                       Number of Hours of Consulting to be Performed Per Month:  Not more than 20 hours per month, unless agreed by Consultant.

6.                                       Consulting Fees:  $20,833.33 per month (or $1,042 per business day for any partial month), which amount shall be paid irrespective of the number of hours of consulting services per month performed by Consultant for the period ending on December 31, 2008, and at the rate of $300 per hour for the period January 1, 2009 through December 31, 2009 for consultancy approved in writing in advance.

Initialed By:

CONSULTANT:  JWF

Depomed: MMG

SCHEDULE B

to Consulting Agreement

(Excluded Inventions, Improvements, and

Original Works of Authorship)

Identifying Number
Title	Date	or Brief Description
(None)